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                                                                    EXHIBIT 21.1


Simione Central Holdings, Inc.'s Subsidiaries

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Subsidiaries                              Jurisdiction
------------                              ------------

S C Holding, Inc.                         Georgia
Simione Central National, LLC             Georgia
Simione Central Inc.                      Georgia
Simione Central Consulting, Inc.          Georgia
Script Systems, Inc.                      New Jersey
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